Annual Shareowners Meeting May 3, 2013

Topics 2012 Highlights --- Plans for Future Growth 2

2012 Record Sales and Earnings 2012 sales growth vs. prior year: 9% 2012 EPS(1) growth vs. prior year: 16% 2009 2010 2011 2012 Sales $626 M $714 M $821 M $891 M EPS(1) $0.65 $0.95 $1.35 $1.57 (1) Post-split, and after non-GAAP adjustments (reconciliation to GAAP provided in company’s 10-K) 3

Return on Invested Capital Compared to Major Global Competitors 2012 Franklin Electric 19.8% Xylem 17.4% Pentair 8.2% EBARA 11.6% Danaher 14.3% Grundfos 17.5% * Return on invested capital = adjusted operating income ÷ (net debt + equity) 4

Investing to Grow and Enhance Returns While Maintaining a Strong Balance Sheet 2012 Net Debt/Equity 9% Investments: RD&E + Capital Expenditures $57 M Acquisitions $64 M Share Buybacks $22 M Dividends $14 M $157 M 5

Dividend Growth 20 Consecutive Years of Increased Dividend Payments $0 1993 $0.10 $0.15 $0.20 $0.25 $0.30 $0.05 1994 1995 1996 1997 1998 1999 2000 2002 2009 2003 2004 2005 2006 2007 2008 2010 2001 2011 2012 2013 21 6

Sales and Earnings Growth First Quarter 2013 Q1 2013% +/- Prior Year Sales $222.5 M + 10% EPS(1) $0.33/share + 10% (1) After non-GAAP adjustments (reconciliation to GAAP provided in company’s 10-Q) RECORD FIRST QUARTER SALES AND EARNINGS 7

Total Annualized Shareowner Returns (as of 12/28/12) Franklin Electric Total Shareowner Return 1 Year 39% /year 3 Years 10 Years 29% /year 13% /year 8 Compound Annual Rate of Return

9 Developing Regions Growth Opportunity #1

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Annual New Passenger Vehicle Sales 11 Up 5.8x 2000 2012 3 M 17.4 M China, India & Latin America Developing Regions * Source Scotiabank Group Global Auto Report

Developing Regions Sales Growth 2010 $0 $50 $75 $100 $125 $150 $175 $200 $225 2004 2005 2006 2007 2008 2009 $65 M % of Total Franklin Sales 16% 37% $25 2011 $250 $300 $350 $331 M 2012 12 $325 $275

13 Electronic Drives & Controls Growth Opportunity #2

14 2012 groundwater drive sales increase = 20%

Cerus Industrial Acquisition 15

Cerus Industrial Acquisition 16

17 Innovative New Products Growth Opportunity #3

Innovative New Products 18 Artificial Lift Systems for Oil & Gas Applications Gas Line Water Line Typical Oil/Gas Well Depth (2000 to 6000 feet) Typical Water Well Depth (40 to 600 feet)

19 Innovative New Products

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23 2012 PROJECTS Zimbabwe – 3,000 People Emfilweni – 2,500 People Kenya Nakura – 10,000 People Botswana – 3,000 People Hlabisa, Kwa-Zulu Natal – 1,500 People 20,000 PEOPLE HELPED

Annual Shareowners Meeting May 3, 2013